Exhibit 99.1

Intrexon Announces Retirement of Samuel Broder, M.D., Head of Health Sector

Broder Continuing as Consultant to the Company

Germantown, MD, June 6, 2016 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced the retirement of Samuel Broder, M.D., Senior Vice President and Head of Intrexon’s Health Sector. Dr. Broder has served in various leadership capacities at Intrexon, including as Chairman of the Health Sector and Executive Vice President of Scientific and Public Affairs, and will continue as a consultant to the Company.

“Sam’s extraordinary intellect, creativity, passion, dedication and commitment have shaped Intrexon’s vision in all areas pertaining to health. As we continue to advance dozens of innovative therapeutic programs, we shall continue to add to the tremendous legacy of his contributions to mankind. These extend beyond the therapeutic, however, and are grounded in the realization that alleviating suffering and improving the quality of life on this planet should be fundamental goals for Intrexon and indeed for society as a whole,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “As we progress our disease vector control solutions through the use of our Oxitec technology, we shall extend Sam’s legacy even further, as he saw, seemingly earlier than anyone, the great human tragedy that Zika will represent if the Aedes aegypti mosquito is not significantly suppressed. His virology expertise, intellectual adroitness and prior experience in the forefront of the fight against HIV/AIDS coalesced to render him not only expert at anticipating the progress of the epidemiology and pathologies of Zika but also the likely public health response. After years of dedicated service not only to Intrexon but to the broader medical and life sciences communities, his contributions will be extended through Intrexon, and we look forward to his continued guidance as he transitions into retirement.”

“Heading the Health Sector for Intrexon has been the capstone of my career. I will miss working every day with the brilliant staff at Intrexon, yet eagerly anticipate seeing their collective efforts unfold in bringing new therapeutics to market,” stated Dr. Broder.

Dr. Broder’s retirement follows a distinguished career in health having held leadership roles in both industry and academia, including as Executive Vice President and Chief Medical Officer at Celera Corporation and Senior Vice President of Research and Development at IVAX Corporation, as well as Director of the National Cancer Institute (NCI) for six years.

Intrexon’s President Geno Germano added, “Sam’s contributions to the field of medicine have been instrumental in advancing new therapies to treat many diseases, in particular cancer and AIDS, and his tireless work and efforts have had a significant impact on the lives of many patients. He leaves Intrexon and its current and future collaborators in a strong position to continue that success. While I am evaluating numerous candidates to head our Health Sector, I am pleased that we shall continue to enjoy Sam’s assistance.”

About Intrexon Corporation

Intrexon Corporation (NYSE:XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon.

Trademarks

Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com